UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 6, 2014

ACME UNITED CORPORATION

(Exact name of registrant as specified in its charter)

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Connecticut	001-07698	06-0236700
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)
60 Round Hill Road, Fairfield, Connecticut		06824
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 254-6060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 2, 2014, Acme United Corporation, a Connecticut corporation (the “Company”), and First Aid Only, Inc., a Washington corporation (the “Seller”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company agreed to purchase substantially all of the Seller’s assets related to its first aid and industrial safety kit business (the “Business”) (the “Transaction”). The purchased assets include inventory, equipment, accounts receivable, patents, trademarks, other intellectual property and goodwill.

The parties also consummated the Transaction on June 2, 2014. At closing the Company paid $13,800,000 in cash to the Seller. Of that amount, $690,000 was deposited into escrow with a national bank and will remain in escrow for a period of 12 months following closing as a non-exclusive source to satisfy the Seller’s indemnification and reimbursement obligations to the Company under the Purchase Agreement. In addition, the Company will assume certain obligations and liabilities related to the Business. The Company utilized funds borrowed under its revolving credit facility with HSBC Bank to make payment of the purchase price to the Seller.

The Company and Mark Miller, President of the Seller, have entered into a one-year Employment Agreement, effective at Closing, pursuant to which Mr. Miller has joined the management team responsible for the Business. Mr. Miller has also entered into a Non-Competition and Confidentiality Agreement with the Company, which is effective during the term of his employment by the Company and for a period of five years thereafter.

The Purchase Agreement contains customary representations, warranties, covenants and agreements of the parties

Prior to closing, the Company and the Seller had no material relationship other than in respect of the Purchase Agreement.

On June 2, 2014, the Company issued a press release announcing the Transaction, a copy of which is filed herewith as Exhibit 99.1.

Item 2.01 Completion of Acquisition or Disposition of Assets.

As described in Item 1.01 above, the Closing of the Transaction occurred on June 2, 2014. The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)       Exhibits

Exhibit Number	Description

99.1	Press release dated June 2, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACME UNITED CORPORATION

By	/s/ Walter C. Johnsen
Walter C. Johnsen
Chairman and
Chief Executive Officer

Dated: June 6, 2014

By	/s/ Paul G. Driscoll
Paul G. Driscoll
Vice President and
Chief Financial Officer

Dated: June 6, 2014

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